Exhibit (h)(4)(b) Amended Exhibit A to the Shareholder Services Plan

Exhibit A

(to the Forward Funds Shareholder Services Plan)

September 7, 2006

Forward Hoover Small Cap Equity Fund

Forward Hoover Mini-Cap Fund

Forward Progressive Real Estate Fund*

Forward International Equity Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Forward Legato Fund

Sierra Club Stock Fund

Sierra Club Equity Income Fund

Forward Large Cap Equity Fund

*	Name change effective October 30, 2006; formerly known as the Forward Uniplan Real Estate Investment Fund.